UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-36964


                         Mountain States Capital, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         1407 East Thomas Road, Phoenix, Arizona 85014, (602) 954-4000
   ---------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    18% 12-Month Unsecured Promissory Notes
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
  -----------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [ ]        Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)    [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: 150

     Pursuant to the requirements of the Securities Exchange Act of 1934, Arizona Public Service Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 02/26/02                     By: /s/ Louie A. Mukai
      --------                         ------------------------------------
                                       Louie A. Mukai, Interim Chapter 11
                                       Trustee of Mountain States Capital, Inc.